CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 59 to the Registration Statement No. 2-30070 on Form N-4 (the "Registration Statement") of our report dated February 10, 1997 relating to the financial statements of The Equitable Life Assurance Society of the United States Separate Account A for the year ended December 31, 1996, and our report dated February 10, 1997 relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States for the year ended December 31, 1996, which reports appear in such Statement of Additional Information, and to the incorporation by reference of our reports into the Prospectus which constitutes part of this Registration Statement. We also consent to the incorporation by reference into the Prospectus and Prospectus Supplement of our report dated February 10, 1997 appearing on page F-1 of The Equitable Life Assurance Society of the United States' Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the incorporation by reference of our report on the Consolidated Financial Statement Schedules dated February 10, 1997 which appears on page F-47 of such Annual Report on Form 10-K. We also consent to the references to us under the headings "Independent Accountants" in the Prospectus and "Custodian and Independent Accountants" in the Statement of Additional Information.

/s/ Price Waterhouse LLP

Price Waterhouse LLP
New York, New York
April 28, 1997